February 11, 2010

Board of Directors
New Generation Biofuels Holdings, Inc.
15850 Waterloo Road, Suite 140
Columbia, Maryland  21045

Ladies and Gentlemen:

We are acting as counsel to New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of up to 3,781,716 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company, for resale by certain selling shareholders from time to time or on a delayed or continuing basis, as set forth in the prospectus which forms a part of the Registration Statement, including (i) shares issued to the selling shareholders in a private placement (the “Issued Shares”) pursuant to Subscription Agreements with the Company, dated February 2, 2010 (the “Subscription Agreements”) and (ii) shares issuable to the selling shareholders upon the exercise of an option to purchase additional shares of Common Stock pursuant to the Subscription Agreements (the “Option Shares”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Florida Business Corporation Act, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Florida Business Corporation Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1) The Issued Shares are validly issued, fully paid and nonassessable.

(2) Following (i) effectiveness of the Registration Statement, (ii) issuance of the Option Shares upon the exercise of the options set forth in the Subscription Agreements and pursuant to the terms thereof, and (iii) receipt by the Company of the consideration for the Option Shares specified in the resolutions of the Board of Directors and the Subscription Agreements, the Option Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP